Constant Contact Announces Filing of Registration Statement
WALTHAM, MA — March 27, 2008 — Constant Contact®, Inc. (NasdaqGM: CTCT) today announced that it has filed a registration statement with the Securities and Exchange Commission for a proposed offering of 4,390,800 shares of common stock, of which 106,461 shares are expected to be offered by the Company and 4,284,339 shares are expected to be offered by the selling stockholders.
Constant Contact will not receive any proceeds from the sale of the shares expected to be offered by the selling stockholders. The Company intends to use net proceeds from this offering to pay the expenses incurred by it in connection with this offering and, the remaining proceeds, if any, will be used for general corporate purposes. In addition, the Company and some of the selling stockholders have granted the underwriters an option to purchase up to an additional 658,620 shares to cover over-allotments, if any.
Oppenheimer & Co. and Thomas Weisel Partners LLC will act as joint book-runners for this offering and William Blair & Company, Cowen and Company, and Needham & Company, LLC will act as co-managers.
When available, a copy of the preliminary prospectus related to this offering may be obtained from Oppenheimer & Co., Attn: USE Prospectus Department, 425 Lexington Ave, 5th floor, New York, New York 10017, Phone (866) 895-5637, Fax (212) 667-6303, ecm@opco.com, or from Thomas Weisel Partners LLC, Attn: Prospectus Department, One Montgomery Street, Suite 3700, San Francisco, California 94104, (415) 364-2720.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Constant Contact, Inc.
Launched in 1998, Constant Contact is a leading provider of on-demand email marketing and online survey solutions for small businesses, nonprofits, and associations. To learn more, please visit www.constantcontact.com or call (781) 472-8100.
Statements in this press release regarding the probability of the consummation of Constant Contact’s public offering of common stock, the actual size and terms of the public offering, Constant Contact’s use of net proceeds resulting from the public offering and any other statements regarding Constant Contact’s business which are
Reservoir Place, 1601 Trapelo Road, Suite 329, Waltham MA 02451
Phone 781.472.8100 • Fax 781.472.8101 • www.constantcontact.com not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission under the section “Risk Factors”. Forward-looking statements can be identified by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will” and “would” or similar words. Constant Contact assumes no obligation to update the information included in this press release.
Constant Contact is a registered trademark and the Constant Contact Logo is a trademark of Constant Contact, Inc. All other company names or references may be trademarks or service marks of their respective owners.
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Media Contact:	Investor Contact:
Kevin Mullins	Jeremiah Sisitsky
Constant Contact	Constant Contact
(781) 472-6206	(339) 222-5740
kmullins@constantcontact.com	jsisitsky@constantcontact.com